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                                        Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 33-65493

PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS DATED JANUARY 22, 1996)
(as supplemented by Prospectus Supplements dated February 28, 1996, April 18, 1996, May 28, 1996, June 5, 1996, June 17, 1996, June 20, 1996, June 25, 1996,
June 28, 1996, July 10, 1996, July 26, 1996, August 20, 1996, September 17,
1996, September 24, 1996, October 18, 1996, November 14, 1996, December 20, 1996, January 3, 1997, January 9, 1997 and January 13, 1997)

                           TELE-COMMUNICATIONS, INC.
           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)
      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

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        The following Selling Stockholder sold shares of the Company's
Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") and Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("LBTYA") on the dates, in the amounts and at the prices set forth below:

                On January 23, 1997, Marshall Naify sold 400,000 shares of TCOMA at the following prices: 335,000 shares at $14.25 per share and 65,000 shares at $14.375 per share. On January 24, 1997, Marshall Naify sold 200,000 shares of TCOMA at the following prices: 150,000 shares at $14.25 per share, 25,000 shares at $14 per share and 25,000 shares at $13.875 per share. On January 28, 1997, Marshall Naify sold 250,000 shares of TCOMA at $14 per share.

        All 850,000 shares of TCOMA were sold by the Selling Stockholder mentioned above to Montgomery Securities, as principal. No commission or other compensation was paid to Montgomery Securities in connection with such sales.

        Immediately following the sales described above, Marshall Naify beneficially owned 9,088,092 shares of TCOMA and 4,099,981 shares of LBTYA which are either held outright or in brokerage accounts or are issuable upon the conversion of certain Notes, and which shares represent approximately 1.54% of the outstanding shares of TCOMA and 1.86% of the outstanding shares of LBTYA. The share numbers in the preceding sentence do not include (a) 224,380 shares of TCOMA and 84,142 shares of LBTYA issuable upon conversion of Notes owned of record by Marshall Naify as sole trustee under the Michael Stephen Naify 1963 Trust, (b) 341,606 shares of TCOMA and 128,102 shares of LBTYA issuable upon conversion of Notes owned of record by Marshall Naify, Robert A. Naify and Georgette N. Rosekrans under the Michael Naify Trust for the benefit of Marshall Naify, and (c) approximately 97,709 shares of TCOMA and 35,609 shares of LBTYA held in the United Artists, Inc. Employee Stock Ownership Plan for the benefit of Marshall Naify.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is January 28, 1997